Exhibit 99.1

EMSC News—For Immediate Release

CONTACT:	Deborah Hileman
303-495-1210
Deborah.hileman@emsc.net

Emergency Medical Services Announces Management Change

GREENWOOD VILLAGE, Colo.—January 4, 2008—Emergency Medical Services Corporation (NYSE: EMS) today announced that Don Harvey, President and COO of EMSC, AMR and EmCare will be stepping down from his senior management and board positions with the Company.

“It is with mixed emotions that I announce that Don Harvey has resigned as the President, COO and Director of EMSC, citing personal reasons,” stated Bill Sanger, Chairman and CEO of the Company.  “I am pleased to announce that Don has agreed to stay on as the Chief of Special Projects, including managing our Office of Emergency Preparedness and designated projects that are fundamental to our continued growth.”

The Company plans to appoint separate executives over AMR and EmCare who will report directly to Mr. Sanger.

About Emergency Medical Services Corporation

Emergency Medical Services Corporation (EMSC) is a leading provider of emergency medical services in the United States. EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings, Inc. (EmCare), the Company’s emergency department and hospital-based management services segment. AMR is the leading provider of ambulance services in the United States. EmCare is the nation’s leading provider of outsourced emergency department staffing and related management services. In 2006, EMSC provided services to nearly 10 million patients in more than 2,000 communities nationwide. EMSC is headquartered in Greenwood Village, Colorado. For additional information, visit www.emsc.net.

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